                          PURCHASE AND SALE AGREEMENT

                                BY AND BETWEEN

                          ENERGEN RESOURCES MAQ, INC.

                                   AS SELLER

                                      AND

                        BELLWETHER EXPLORATION COMPANY

                                   AS BUYER

                                     INDEX
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ARTICLE 1. DEFINITIONS...........................................................    1

ARTICLE 2. SALE AND PURCHASE.....................................................    7

ARTICLE 3. PURCHASE PRICE........................................................    7

        3.1    Purchase Price....................................................    7
        3.2    Earnest Money Deposit.............................................    7
        3.3    Allocation........................................................    7
        3.4    Preferential Rights...............................................    7
        3.5    Consents..........................................................    8

ARTICLE 4. REVIEW BY BUYER.......................................................    8

        4.1    Review of Records.................................................    8
        4.2    Alleged Adverse Matters...........................................    8
        4.3    Adjustment of Purchase Price for Title Defects....................    9
        4.4    Waiver............................................................   10

ARTICLE 5. INSPECTION OF PROPERTIES..............................................   10

ARTICLE 6. ACCOUNTING............................................................   10

        6.1    Revenues, Expenses and Capital Expenditures.......................   10
        6.2    Taxes.............................................................   11
        6.3    Obligations and Credits...........................................   11
        6.4    Gas Imbalances....................................................   11
        6.5    Miscellaneous Accounting..........................................   12
        6.6    Final Accounting Settlement.......................................   12
        6.7    Post-Final Accounting Settlement..................................   12
        6.8    Audit Rights......................................................   13

ARTICLE 7.  CASUALTY AND CONDEMNATION............................................   13

ARTICLE 8. INDEMNITIES...........................................................   14

        8.1    Seller's Indemnity Obligations (excluding Environmental Claims)...   14
        8.2    Buyer's Indemnity Obligations (excluding Environmental Claims)....   14

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        8.3    Environmental Claims..............................................   15
        8.4    Asbestos and NORM.................................................   15
        8.5    Notice and Cooperation............................................   15
        8.6    Defense of Claims.................................................   15
        8.7    Waiver of Certain Damages.........................................   16
        8.8.   Limitation on Indemnities.........................................   16

ARTICLE 9.  WARRANTIES AND DISCLAIMERS...........................................   16

        9.1    Special Warranty of Title.........................................   16
        9.2    Disclaimer - Representations and Warranties.......................   16
        9.3    Disclaimer - Statements and Information...........................   17

ARTICLE 10.  SELLER'S REPRESENTATIONS AND WARRANTIES.............................   17

        10.1   Organization and Good Standing....................................   17
        10.2   Corporate Authority; Authorization of Agreement...................   17
        10.3   No Violations.....................................................   18
        10.4   Absence of Certain Changes........................................   18
        10.5   Operating Costs...................................................   18
        10.6   Litigation and Other Disputes.....................................   18
        10.7   Bankruptcy........................................................   19
        10.8   Material Contracts................................................   19
        10.9   Approvals and Preferential Rights.................................   19
        10.10  Compliance with Law and Permits...................................   19
        10.11  Environmental Compliance..........................................   20
        10.12  Status of Contracts...............................................   20
        10.13  Production Burdens, Taxes, Expenses and Revenues..................   20
        10.14  Production Sales Matters..........................................   20
        10.15  Capital Commitments...............................................   21
        10.16  Limitation on Representations.....................................   21

ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES...............................   21

        11.1   Organization and Good Standing....................................   21
        11.2   Corporate Authority; Authorization of Agreement...................   21
        11.3   No Violations.....................................................   22
        11.4   SEC Disclosure....................................................   22
        11.5   Independent Evaluation............................................   22
        11.6   Buyer's Reliance..................................................   22
        11.7   Qualified Leaseholder.............................................   22
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                                      -ii-
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ARTICLE 12. ADDITIONAL AGREEMENTS................................................   23

        12.1   Covenants of Seller...............................................   23
        12.2   Notice of Loss....................................................   23
        12.3   Subsequent Operations.............................................   23
        12.4   Buyer's Assumption of Obligations.................................   23
        12.5   Records...........................................................   24

ARTICLE 13. ARBITRATION..........................................................   24

ARTICLE 14. CONDITIONS PRECEDENT TO CLOSING......................................   25

        14.1   Conditions Precedent to Seller's Obligation to Close..............   25
        14.2   Conditions Precedent to Buyer's Obligation to Close...............   26

ARTICLE 15. TERMINATION..........................................................   26

        15.1   Grounds for Termination...........................................   26
        15.2   Effect of Termination.............................................   27
        15.3   Dispute over Right to Terminate...................................   27
        15.4   Return of Documents...............................................   28
        15.5   Confidentiality...................................................   28

ARTICLE 16. THE CLOSING..........................................................   28

        16.1.  Preliminary Closing Statement.....................................   28
        16.2   Obligations of Seller at Closing..................................   28
        16.3   Obligations of Buyer at Closing...................................   29
        16.4   Site of Closing...................................................   29

ARTICLE 17. MISCELLANEOUS........................................................   29

        17.1   Notices...........................................................   29
        17.2   Conveyance Costs..................................................   30
        17.3   Brokers' Fees.....................................................   30
        17.4   Further Assurances................................................   30
        17.5   Survival of Representations and Warranties........................   30
        17.6   Amendments and Severability.......................................   30
        17.7   Successors and Assigns............................................   31
        17.8   Headings..........................................................   31
        17.9   Governing Law.....................................................   31
        17.10  No Partnership Created............................................   31
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        17.11  Public Announcements..............................................   31
        17.12  No Third Party Beneficiaries......................................   31
        17.13  Deceptive Trade Practices.........................................   31
        17.14  Tax Deferred Exchange Election....................................   32
        17.15  Not to be Construed Against Drafter...............................   32
        17.16  Entire Agreement..................................................   32
        17.17  Conspicuousness of Provisions.....................................   32
        17.18  Execution in Counterparts.........................................   32
        17.19  High Island Block 71..............................................   32

                                 EXHIBITS

EXHIBIT A -  DESCRIPTION OF PROPERTIES
EXHIBIT B -  NONE
EXHIBIT C -  ASSIGNMENT AND BILL OF SALE
EXHIBIT D -  CERTIFICATE
EXHIBIT E -  NON-FOREIGN AFFIDAVIT
EXHIBIT F -  LIST OF CONTRACTS
EXHIBIT G -  LITIGATION AND CLAIMS
EXHIBIT H -  ALLOCATION OF PURCHASE PRICE
EXHIBIT I -  GAS IMBALANCES
EXHIBIT J -  APPROVALS AND PREFERENTIAL RIGHTS
EXHIBIT K -  VIOLATIONS OF LAWS
EXHIBIT L -  PRODUCTION SALES MATTERS
EXHIBIT M - CAPITAL COMMITMENTS
EXHIBIT N -  HI 71 FORM OF ASSIGNMENT

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                                      -iv-

                          PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated June 11, 1999, by and between ENERGEN RESOURCES MAQ, INC., a Delaware corporation, with an office at 605 21st Street North, Birmingham, Alabama 35203-2707 (hereinafter referred to as "Seller") and BELLWETHER EXPLORATION COMPANY, a Delaware corporation, with an office at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039 (hereinafter referred to as "Buyer"), and is based on the following premises:

     WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain oil and gas properties and related interests; and

     WHEREAS, the parties have reached agreement regarding such sale and purchase.

     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

                            ARTICLE 1. DEFINITIONS

     1. Definitions: In this Agreement, capitalized terms have the meanings provided in this Article 1, unless expressly provided otherwise in other Articles. All defined terms include both the singular and the plural. All references to Articles or Sections refer to Articles or Sections in this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The Exhibits which are attached hereto are incorporated in and made a part of this Agreement.

     "Accounting Referee"  has the meaning set forth in Section 6.8.

     "Affiliate" means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified.

     "Alleged Adverse Matters" has the meaning set forth in Section 4.2.

     "Alleged Title Defect" means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Section 4.3.

     "Assignment and Bill of Sale" means a document in the form of Exhibit C.

     "Assumed Obligations" has the meaning set forth in Section 12.4.

     "Business Day" means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

     "Casualty Loss" means any loss, damage or reduction in value resulting from mechanical failure or defects, catastrophic occurrences, acts of God and any other losses which are not the result of normal wear and tear or of natural reservoir changes.

     "Certificate" means a document in the form of Exhibit D.

     "Claim" means any and all claims, demands, suits, causes of action, investigations, administrative proceedings, other legal proceedings, losses, damages, liabilities, judgments, assessments, settlements, fines, notices of violation, penalties, interest, obligations, responsibilities and costs (including attorneys' fees and costs of litigation) of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) which are brought by or owed to a Third Party (as hereinafter defined).

     "Close" or "Closing" means the consummation of the transfer of title to the Properties to Buyer, including execution and delivery of all documents provided herein.

     "Closing Date" means June 30, 1999, or such other date as may be mutually agreed upon by the parties or on which Closing occurs in accordance with the terms of this Agreement.

     "Day" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

     "Defensible Title" means, as to the Leases, such title held by Seller that, subject to and except for the Permitted Encumbrances (as hereinafter defined):

          (a) Entitles Seller to own and receive payment of revenues for not less than the "Net Revenue Interests" set forth on Exhibit A of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Leases;

          (b) Obligates Seller to bear costs and expenses relating to the ownership, operation, maintenance and repair of the wells and facilities located on or attributable to the Leases in an amount not greater than the "Working Interests" set forth on Exhibit A, unless there is a corresponding proportionate increase in the Net Revenue Interests; and

          (c) Is free and clear of all liens, encumbrances, burdens and defects that a reasonable and prudent person engaged in the business of ownership, development and operation of oil and gas properties with knowledge of all applicable facts and circumstances and the understanding of their legal significance would not be willing to accept with respect to portions of the Leases affected thereby.

     "Earnest Money Deposit" has the meaning set forth in Section 3.2.

     "Effective Time" means January 1, 1999, at 7:00 a.m., local time where the Properties are located.

     "Environmental Claims" means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up thereof, (b) damage to and/or loss of any property or resource, and/or (c) injury or death of any person(s) whomsoever, including without limitation Claims relating to breach of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise (but specifically excluding any Claims relating to asbestos or NORM (as hereinafter defined), which are covered by Section 8.4 hereof), and including all costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

     "Environmental Laws" means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction that, (a) relate to the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

     "Final Accounting Settlement" has the meaning set forth in Section 6.6.

     "Final Settlement Date" has the meaning set forth in Section 6.6.

     "Forest Imbalance Claim" has the meaning given to such term on Exhibit G.

     "Hydrocarbons" has the meaning given to such term in the definition of Properties.

     "Laws" means any and all applicable laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction.

     "Leases" has the meaning given to such term in the definition of Properties.

     "Material Contracts" means those contracts listed on Exhibit F.

     "NPDES Claim" has the meaning given to such term on Exhibit G.

     "Non-Foreign Affidavit" means a document in the form of Exhibit E.

     "NORM" means naturally occurring radioactive materials.

     "Permitted Encumbrances"  means:

          (a) Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties as of the Effective Time to the extent the net cumulative effect of such burdens do not operate to (i) reduce the net revenue interests of the Properties to less than the net revenue interests set forth on Exhibit A or (ii) cause an increase in the working interest in any Property from that shown on Exhibit A without a proportionate increase in the net revenue interest for such Property;

          (b) Preferential purchase rights and consents to assignment and similar contractual provisions encumbering the Properties with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights have expired without an exercise of such rights;

          (c) Preferential purchase rights encumbering the Properties which are exercised by a Third Party, if the affected Properties are withdrawn from this sale transaction and handled in accordance with Section 3.4;

          (d) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

          (e) Rights reserved to or vested in any governmental entity having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity;

          (f) Easements, rights-of-way, servitudes, surface leases, sub-surface leases, pipelines, platforms, facilities, utility lines, telephone lines, power lines, and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation of the Properties;

          (g) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

          (h) Liens of operators relating to obligations not yet due or not yet delinquent;

          (i)  The Material Contracts; and

          (j) Alleged Adverse Matters and Title Defects which Buyer has waived under Section 4.4.

     "Properties" means the following properties (real, personal or mixed) and rights (contractual or otherwise):

          (a) All of Seller's right, title and interest in, to and under or derived from the oil and gas leasehold interests, record title interests, operating rights interests, fee interests, mineral interests and overriding royalty interests described on Exhibit A (collectively, the "Leases");

          (b) All of Seller's right, title and interest in and to, or derived from, all of the presently existing and valid unitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having appropriate jurisdiction) to the extent they relate to any of the interests which are expressly described on Exhibit A;

          (c) All of Seller's right, title and interest in and to all oil, gas and/or other liquid or gaseous hydrocarbons (collectively, the "Hydrocarbons") produced from or attributable to Seller's interest in the Leases and attributable to the period from and after the Effective Time;

          (d) All of Seller's right, title and interest in and to, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases and other contracts (including the Material Contracts), to the extent the same are assignable and relate to any of the interests which are expressly described on Exhibit A;

          (e) All of Seller's right, title and interest in and to all personal property and improvements (collectively, the "Equipment"), including without limitation, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, platforms, buildings, fixtures, machinery, equipment, pipelines, utility lines, power lines, telephone lines, telegraph lines and other appurtenances located on, in, under and about the Leases, to the extent the same are situated upon and used or held for use by Seller solely in connection with the ownership, operation, maintenance and repair of the interests which are expressly described on Exhibit A, subject to the reservations stated below;

          (f)  All of Seller's Records;

          (g) All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights that relate to the

     Properties or the ownership or operation of any thereof, to the extent the same are assignable (the "Permits"); and

          (h) All (i) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the Properties with respect to any period of time on or after the Effective Time, and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any law, rule or regulation or under any of the Material Contracts (a) arising from the ownership, operation or sale or other disposition on or after the Effective Time of any of the Properties or (b) arising in favor of Seller whether by contract or statute as the operator or non-operator of certain of the Properties.

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Records" means all of Seller's books, records and files related to the Properties, including all (i) abstracts, title opinions, title reports, environmental site assessments, environmental compliance reports, lease and land files, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies and other documents and instruments that in any manner relate to the Properties, (ii) computer databases that are owned by or licensed to Seller that relate to the Properties, (iii) geophysical, geological, engineering, exploration, production and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in electronically reproducible form, that are in the possession of Seller and relate to the Properties and (iv) all other books, records, files and magnetic tapes containing title or other information that are in the possession of Seller and relate to the Properties (the "Data"), but specifically excluding (i) previous offers and economic analyses associated with the acquisition, sale or exchange of the Properties, (ii) interpretive information, (iii) personnel information, (iv) corporate, legal, financial and tax information, (v) information covered by a non-disclosure obligation, (vi) information covered by a legal privilege and (vii) any other information that Seller does not have the right to assign to Buyer.

     "Title Adjustment" has the meaning set forth in Section 4.3.

     "Title/Casualty Basket Amount" means the sum of U.S. $50,000.

     "Title Defect" means any lien, encumbrance, encroachment or defect associated with Seller's title to the Properties (excluding Permitted Encumbrances) that would cause Seller not to have Defensible Title.

     "Third Party" means any person or entity, governmental or otherwise, other than Seller and Buyer.

                         ARTICLE 2. SALE AND PURCHASE

     On the Closing Date, effective as of the Effective Time, and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties to Buyer and Buyer agrees to buy and accept the Properties.

                           ARTICLE 3. PURCHASE PRICE

     3.1 Purchase Price. Subject to adjustments as set forth herein, the total purchase price for the Properties shall be Twenty-Two Million Two Hundred Fifty Thousand Dollars (US $22,250,000.00) (the "Purchase Price"), payable in full at Closing in immediately available funds.

     3.2 Earnest Money Deposit. Upon the execution of this Agreement, Buyer shall pay to Seller a deposit in the amount of Three Million Dollars (US $3,000,000.00) (the "Earnest Money Deposit"). If Closing occurs, the Purchase Price shall be credited by the amount of the Earnest Money Deposit. If Closing does not occur, the Earnest Money Deposit shall be refunded to Buyer, unless (a) Closing does not occur because of Buyer's failure or refusal to Close in breach of this Agreement or (b) because the conditions precedent to Seller's obligation to Close provided in Section 14.1 are unmet at the time set for Closing, in which case Seller shall retain the Earnest Money Deposit as liquidated damages and not as a penalty. If, however, in the case of either (a) or (b) above, any conditions precedent to Buyer's obligation to Close provided in Section 14.2 are unmet at the time set for Closing, Seller shall not be entitled to retain the Earnest Money Deposit as hereinabove provided. In the event that Closing occurs after June 30, 1999, through no fault of Seller, interest shall be payable on the Purchase Price from June 30, 1999 through and including the Closing Date at the rate of ten percent (10%) per annum.

     3.3 Allocation. Attached hereto as Exhibit H is Buyer's good faith allocation of the Purchase Price which shall be used in providing any required preferential purchase right notifications.

     3.4 Preferential Rights. If any of the Properties are burdened with preferential purchase rights, the assignment of the Properties subject to such preferential rights shall be conditioned upon Seller obtaining the necessary waiver or expiration of such right, and this Agreement shall not constitute an assignment or attempted assignment thereof without such waiver or expiration. If the time for exercising any preferential purchase right has not expired and the holder thereof has not waived the same prior to the Closing Date, the Property affected by such preferential right shall be conveyed to Buyer at Closing, subject to the preferential right and without any reduction in the Purchase Price. If the holder of the preferential right elects to purchase the Property affected by the preferential right after Closing, Buyer shall be obligated to convey such Property to the holder of such preferential right and Buyer shall be entitled to the proceeds resulting therefrom. If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to any of the Properties to which its preferential purchase right applies, the Properties covered by said preferential purchase right shall be excluded from the Properties to be conveyed to Buyer, and the Purchase Price shall be reduced by the value allocated to said Properties by Buyer in accordance with Section 3.3. If the holder of the preferential purchase right fails to consummate the purchase of the Properties, Seller shall promptly notify Buyer in writing. Within five (5) Business Days after Buyer's receipt of such notice or the Closing Date, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Properties under the terms of this Agreement for a price equal to the aforesaid value allocated to such Properties. Notwithstanding the foregoing, Buyer shall have no obligation to purchase such Properties if Buyer is not notified in writing of the preferential purchase right holder's failure to consummate the purchase of such Properties within sixty (60) Days following Closing.

     3.5 Consents. If any of the oil, gas or mineral leases which are part of the Properties require the consent of a Third Party to assign Seller's interest therein, the assignment of such lease(s) subject to consent requirements shall be conditioned upon Seller obtaining such consent prior to Closing (except for consents from governmental bodies customarily obtained after assignment which shall not be required to be obtained prior to Closing). With respect to any leasehold interest for which consent is not obtained prior to Closing, such interest shall not be conveyed to Buyer at Closing and the Purchase Price shall be reduced to account for exclusion of the affected
Property.   If Seller obtains the required consent(s) within sixty (60) days following Closing, Seller shall sell and Buyer shall purchase the interest(s) affected thereby under the terms of this Agreement for a price equal to the Purchase Price adjustment made therefor at Closing. There shall be no obligations of sale or purchase of the affected interest(s) in the Properties following sixty (60) days after the Closing Date.

                          ARTICLE 4. REVIEW BY BUYER

     4.1    Review of Records.  Seller shall make available to Buyer Records in
Seller's possession relating to the Properties.   Buyer shall be entitled to
review said Records and shall have a right to request a reasonable number of copies of such Records, at Buyer's expense.

     4.2 Alleged Adverse Matters. If, as a result of Buyer's due diligence review and inspection of Seller's Records, Buyer discovers provisions of any contract(s) (including the Material Contracts) which would (as to each such contractual or other matter discovered) have a material adverse effect on the value or operation of the Properties or any portion thereof (collectively, the "Alleged Adverse Matters"), then as soon as reasonably practicable after Buyer's review of the applicable Records, but in no event later than ten (10) Business Days prior to the Closing Date, Buyer shall notify Seller in writing of any such Alleged Adverse Matters. For purposes hereof "material" means (i) as to each Alleged Adverse Matter a value or effect net to Seller's interest in the Properties greater than Twenty-Five Thousand Dollars (US $25,000) and (ii) as to all Alleged Adverse Matters a value or effect net to Seller's interest in the Properties greater than Two Hundred Fifty Thousand Dollars (US $250,000) in the aggregate. Buyer's notice of Alleged Adverse Matters shall include a description and full explanation of each such matter being claimed and a value which Buyer in good faith attributes to such matter. Seller may undertake to satisfy some, all or none of Buyer's Alleged Adverse Matters at Seller's sole cost and expense. Buyer and Seller shall meet at least three (3) Business Days prior to the Closing Date in an attempt to mutually agree on a proposed resolution with respect to any Alleged Adverse Matters which remain uncured.
For all Alleged Adverse Matters which are established by agreement of the parties or pursuant to the arbitration procedures established herein and not otherwise resolved by Seller prior to Closing, there shall be a reduction in the Purchase Price equal to the amount or value thereof, as agreed by the parties or decided by arbitration, and an adjustment therefor shall be made in the preliminary Closing statement or in the Final Accounting Statement, as appropriate. If the parties cannot reach resolution of Alleged Adverse Matters within the time period specified above, Closing shall not be delayed, postponed or canceled, but either party has the right, exercisable within sixty
(60) days after the Closing Date, to refer the same to arbitration in accordance with Article 13. Subject to the terms of Article 13, the decision of the arbitrators regarding such dispute over Alleged Adverse Matters shall be final as between the parties.

     4.3 Adjustment of Purchase Price for Title Defects. As soon as reasonably practicable after Buyer's review of the Records in accordance with
Section 4.1, but in no event later than ten (10) Business Days prior to the Closing Date, Buyer shall notify Seller in writing of any Properties which are subject to Alleged Title Defects and/or whose net revenue interest and/or working interest is/are less than or greater than that amount specified on Exhibit A (collectively, the "Title Adjustments"). Seller also shall promptly notify Buyer in writing of any such instances of which Seller becomes aware. Notice of Title Defects or Title Adjustments shall include a description and full explanation of each Title Defect and Title Adjustment being claimed and a value which Buyer in good faith attributes to each. With respect to Alleged Title Defects, Seller may undertake to satisfy some, all or none of those raised by Buyer, at Seller's sole cost and expense. Buyer and Seller shall meet at least three (3) Business Days prior to the Closing Date in an attempt to mutually agree on a resolution with respect to any Alleged Title Defects or Title Adjustments which by such time have not been agreed between the parties in writing. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with Alleged Title Defects or Title Adjustments, including without limitation, disputes as to (i) whether or not the alleged defect constitutes a Title Defect within the meaning of this Agreement,
(ii) whether or not the magnitude of such defect is great enough that Buyer is contractually entitled to assert such Title Defect, (iii) whether or not the Title Defect was properly and timely asserted by Buyer pursuant to this Article, and (iv) the appropriate upward or downward adjustment, if any, to be made to the Purchase Price on account of such Title Defect. In determining whether a portion of a Property contains a Title Defect, it is the intent of the parties to include, when possible, only that portion of the Property adversely affected. If the value properly allocated to a Title Defect cannot be determined directly from Exhibit H because the Title Defect is included within, but does not totally comprise the Property to which the allocated value relates, Seller and Buyer shall attempt to proportionately reduce the allocated value on Exhibit H. Closing shall not be delayed, postponed or canceled because a resolution of a Title Defect or Title Adjustment is not agreed prior to the Closing Date, except to the extent that the Alleged Title Defect being asserted is failure of Seller's title in whole or in part to any portion(s) of the Properties (a "Material Defect"). To the extent that any portion(s) of the Properties are alleged to be affected by a Material Defect which remains on the scheduled Closing Date uncured or otherwise unresolved by the parties, such affected portion(s) of the Properties shall be excluded from the Properties conveyed to
Buyer at Closing and the Purchase Price shall be reduced accordingly.   If the
parties cannot mutually agree on a Purchase Price adjustment for a Material Defect, Buyer shall have the right to (i) proceed to Closing and accept the Property with the Material Defect with no Purchase Price adjustment or (ii) terminate this Agreement as to the Property affected by the Material Defect and receive a

Purchase Price adjustment for such Property as set forth on Exhibit H or, where applicable, the proportionate allocated value. If any difference of opinion regarding an Alleged Title Defect (excluding any Material Defect) or Title Adjustment or value of the Title Defect (excluding any Material Defect) or Title Adjustment (collectively, the "Title Defect Dispute") is not resolved by mutual agreement of Buyer and Seller prior to the Closing Date, then either party has the right, exercisable within sixty (60) days after the Closing Date, to refer the same to arbitration in accordance with Article 13, but using one (1) mutually agreeable arbitrator who is an attorney licensed in the state in which the Properties are located and who has at least fifteen (15) years oil and gas title experience in such state. Subject to the terms of Article 13, the decision of the arbitrator regarding Title Defect Dispute(s) shall be final as between the parties.

     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY HAVE ANY OBLIGATIONS HEREUNDER WITH RESPECT TO ANY TITLE DEFECTS OR TITLE ADJUSTMENTS EXCEPT TO THE EXTENT THAT (I) EACH SUCH TITLE DEFECT OR TITLE ADJUSTMENT EXCEEDS FIFTEEN THOUSAND DOLLARS ($15,000) AND (II) ALL SUCH TITLE DEFECTS AND TITLE ADJUSTMENTS, TOGETHER WITH THE VALUE OF ALL CASUALTY LOSSES AND/OR TAKINGS UNDER ARTICLE 7, EXCEED IN THE AGGREGATE THE TITLE/CASUALTY BASKET AMOUNT, AND EACH PARTY HEREBY WAIVES ALL UPWARD OR DOWNWARD ADJUSTMENTS TO THE PURCHASE PRICE FOR TITLE DEFECTS AND/OR TITLE ADJUSTMENTS THE INDIVIDUAL VALUE OF WHICH IS $15,000 OR LESS AND THE CUMULATIVE VALUE OF WHICH, TOGETHER WITH THE VALUE OF ALL CASUALTY LOSSES AND/OR TAKINGS UNDER ARTICLE 7, IS LESS THAN THE TITLE/CASUALTY BASKET AMOUNT.

     4.4 WAIVER. EXCEPT FOR CLAIMS BUYER ASSERTS UNDER SELLER'S SPECIAL WARRANTY OF TITLE DESCRIBED IN SECTION 9.1 AND CLAIMS ASSERTED UNDER ARTICLE 8, ALL ALLEGED ADVERSE MATTERS, ALLEGED TITLE DEFECTS AND TITLE ADJUSTMENTS WHICH ARE NOT RAISED BY BUYER WITHIN THE TIME PERIODS PROVIDED IN SECTIONS 4.2 AND 4.3 OR WHICH ARE RAISED AND NOT THEREAFTER SUBMITTED TO ARBITRATION IN ACCORDANCE WITH SUCH SECTIONS SHALL BE DEEMED WAIVED BY BUYER FOR ALL PURPOSES, AND BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE PURCHASE PRICE, MAKE A CLAIM AGAINST SELLER OR SEEK INDEMNIFICATION FROM SELLER ON ACCOUNT OF THE SAME. ALL UPWARD TITLE ADJUSTMENTS WHICH ARE NOT RAISED BY SELLER WITHIN THE TIME PERIOD PROVIDED IN SECTION 4.3 OR WHICH ARE RAISED AND NOT THEREAFTER SUBMITTED TO ARBITRATION IN ACCORDANCE WITH SUCH SECTION SHALL BE DEEMED WAIVED BY SELLER FOR ALL PURPOSES, AND SELLER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE PURCHASE PRICE, MAKE A CLAIM AGAINST BUYER OR SEEK INDEMNIFICATION FROM BUYER ON ACCOUNT OF THE SAME.

                      ARTICLE 5. INSPECTION OF PROPERTIES

     Prior to entering into this Agreement, Seller has allowed Buyer access to the Properties for the purpose of conducting a physical and environmental inspection thereof.

                             ARTICLE 6. ACCOUNTING

     6.1 Revenues, Expenses and Capital Expenditures. All Hydrocarbons produced prior to the Effective Time (irrespective of whether payment for the same has been made or received) which are attributable to the Properties shall belong to Seller, and all such Hydrocarbons produced from and after the Effective Time shall belong to Buyer. Seller shall be entitled to all revenues and related accounts receivable attributable to the ownership or operation of the Properties, and shall be responsible for all costs and expenses and related accounts payable attributable to the ownership or operation of the Properties, to the extent they relate to the time prior to the Effective Time. Buyer shall be entitled to all revenues and related accounts receivable attributable to the ownership or operation of the Properties, and shall be responsible for all costs and expenses and related accounts payable attributable to the ownership or operation of the Properties, to the extent they relate to the time from and after the Effective Time. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement. Buyer shall assume Seller's suspense funds associated with the acquired Properties as of the Effective Time, and these funds shall be accounted for in the Final Accounting Settlement.

     6.2 Taxes. All taxes and assessments, including without limitation, excise, ad valorem, property, production and severance taxes and any other federal, state and local taxes and assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller. All taxes and assessments, including without limitation, excise, ad valorem, property, production and severance taxes and any other federal, state and local taxes and assessments attributable to the ownership or operation of the Properties after the Effective Time shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and
assessments, no matter when received, shall belong to Buyer.   The actual
amounts or values associated with the above, if any, shall be accounted for in the Final Accounting Settlement. The parties agree that the transaction contemplated herein is an occasional sale of assets by Seller in which Seller does not trade in the ordinary course of its business. Accordingly, the parties will take commercially reasonable actions to establish the occasional sale exemption from any sales tax associated with the transaction contemplated herein. Notwithstanding the foregoing, Buyer shall be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement.

     6.3    Obligations and Credits.   Any and all prepaid insurance premiums,
utility charges, taxes, rentals and any other prepays, to the extent applicable to periods of time after the Effective Time and to the extent attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

     6.4 Gas Imbalances. Seller's estimate of the aggregate gas imbalance as of the Effective Time for all the Properties (exclusive of the Forest Imbalance Claim) is 716,363 mcf overproduced (cumulative working interests), as more particularly set forth for each of the Properties on Exhibit I. On or before three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with a revised gas imbalance schedule for all the Properties as of the Effective Time. There shall be a Purchase Price adjustment at Closing for the volumetric difference in the estimated and revised imbalance calculated on Seller's net revenue interest at a price of $1.70 per mcf. To the extent that there is any difference between Seller's actual aggregate gas imbalance as of the Effective Time and the imbalance position settled at Closing, then an adjustment shall be made at the $1.70 per net mcf rate in the Final Accounting Settlement. There shall be no further gas imbalance adjustments after the Final Settlement Date. In the event of a Title Defect affecting all or a portion of the Properties, the aggregate gas imbalance shown above shall be adjusted to take into account the affected Property. Any Purchase Price adjustments for gas imbalances shall be made only on those Properties purchased by Buyer.

     6.5    Miscellaneous Accounting.

          6.5.1 A preliminary Closing statement will be prepared for Closing, as provided in Section 16.1.

          6.5.2 In addition to the items set forth in Sections 6.1 and 6.2, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties shall be accounted for in the Final Accounting Settlement.

     6.6    Final Accounting Settlement.   As soon as reasonably practicable,
but in no event later than ninety (90) Days after Closing, Seller shall deliver to Buyer a post-Closing statement setting forth a detailed final calculation of all post-Closing adjustments applicable to the period between the Effective Time and the Closing Date ("Final Accounting Settlement"). As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-Closing statement, Buyer shall deliver to Seller a written report containing any changes Buyer proposes to be made to such statement. As soon as reasonably practicable, but in no event later than thirty (30) days after Seller receives Buyer's proposed changes to the post-Closing statement, the parties shall meet and undertake to agree on the post-Closing adjustments. If the parties fail to agree on the post-Closing adjustments, resolution shall be handled in accordance with Section 6.8. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date". Any amounts owed by either party to the other as a result of such post-Closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date. The adjustments to the Purchase Price under this Article 6 and the payments under this Section 6.6 shall not be limited by or applied against the deductible amounts set forth in Article 8 hereof.

     6.7    Post-Final Accounting Settlement.   Any revenues received or costs
and expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be billed to or reimbursed to Seller, as appropriate. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time shall be billed to or reimbursed to Buyer, as appropriate.

     6.8 Audit Rights. In order to verify the information provided by the parties under this Article 6, Buyer and Seller shall each have the right to conduct, at such party's sole expense, an audit of the other party's records relating thereto for a period of one (1) year after the Closing Date. OBJECTIONS OR EXCEPTIONS WHICH ARE NOT RAISED WITHIN SUCH ONE-YEAR AUDIT PERIOD SHALL BE CONCLUSIVELY DEEMED TO BE WAIVED BY THE PARTIES FOR ALL PURPOSES, AND NEITHER PARTY SHALL HAVE THE RIGHT TO MAKE A CLAIM AGAINST THE OTHER PARTY OR SEEK INDEMNIFICATION OR REIMBURSEMENT FROM THE OTHER PARTY ASSOCIATED WITH THE
SAME.   If within such fifteen (15) Days after receiving the results of a party's audit conducted in accordance with this Article, the parties still cannot reach agreement, the disputed items shall be resolved by submitting the same to Price Waterhouse Coopers, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants mutually acceptable to the parties (the "Accounting Referee"). The Accounting Referee shall be instructed to resolve the accounting dispute(s) within thirty
(30) Days after having the relevant materials submitted to it for review. The decision of the Accounting Referee shall be binding and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller.

                     ARTICLE 7.  CASUALTY AND CONDEMNATION

     If a substantial part of the Properties shall be (a) destroyed prior to Closing by a Casualty Loss, or (b) taken in condemnation or if proceedings for such purposes shall be pending (collectively referred to as a "Taking"); then either Buyer or Seller may terminate this Agreement prior to the Closing. For the purpose of this Section 7.1, the term "substantial" shall be defined as ten
percent (10%) of the unadjusted Purchase Price.   If either party terminates
this Agreement in accordance with this Section, neither party shall have any further obligations, except as provided in this Article and in Section 15.2.1.

     If neither party terminates this Agreement, this Agreement shall remain in full force and effect, and Seller and Buyer shall attempt to agree on a reduction in the Purchase Price, reflecting the reduction in the value of the Properties affected by the Casualty Loss and/or Taking. If the parties cannot agree on a reduction, the Seller's good faith calculation shall be used for purposes of Closing. Notwithstanding anything herein to the contrary, in no event shall either party have any obligations hereunder with respect to any Casualty Loss and/or Taking except to the extent that the value of all such Casualty Losses and/or Takings, together with the amount of all Title Defects and/or Title Adjustments allowed under Section 4.3, exceed in the aggregate the Title/Casualty Basket Amount, and Buyer hereby waives all downward adjustments to the Purchase Price for all Casualty Losses and/or Takings the cumulative value of which (together with the amount of all Title Defects and/or Title Adjustments allowed under Section 4.3) is less than the Title/Casualty Basket Amount. Unless otherwise agreed by the parties, Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds and other payments associated with or attributable to Casualty Losses and/or Takings.

     If there is a dispute over the value of any Casualty Loss and/or Taking, Buyer may submit the matter to arbitration in accordance with Article 13 within sixty (60) Days after Closing, or if a party terminates this Agreement under this provision and the other party disputes the party's right to terminate hereunder, the disputing party may submit the matter to arbitration in accordance with Article 13 within sixty (60) Days after the date which had been scheduled for Closing. IF BUYER DISPUTES THE PURCHASE PRICE ADJUSTMENT FOR ANY CASUALTY LOSS AND/OR TAKING OR A PARTY DISPUTES TERMINATION, AND BUYER OR THE DISPUTING PARTY, AS APPLICABLE, DOES NOT INITIATE AN ARBITRATION PROCEEDING TO RESOLVE THE MATTER WITHIN THE APPLICABLE TIME PERIODS SPECIFIED IN THE FOREGOING SENTENCE, SUCH PARTY IN EITHER CASE SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS WITH RESPECT TO SUCH DISPUTE.

                            ARTICLE 8. INDEMNITIES

     8.1 SELLER'S INDEMNITY OBLIGATIONS (EXCLUDING ENVIRONMENTAL CLAIMS) EXCEPT FOR ENVIRONMENTAL CLAIMS WHICH SHALL BE HANDLED IN ACCORDANCE WITH
SECTION 8.3, SELLER SHALL RELEASE BUYER AND BUYER'S AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES (COLLECTIVELY, THE "BUYER GROUP") FROM AND SHALL FULLY PROTECT, INDEMNIFY, AND DEFEND BUYER GROUP FROM AND AGAINST ANY AND ALL CLAIMS AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE CLAIMS BUT WHICH ARE ASSERTED BY SELLER, RELATING TO, ARISING OUT OF, OR CONNECTED WITH (I) THE BREACH BY SELLER OF THE REPRESENTATIONS CONTAINED IN
ARTICLE 10 HEREOF, (II) THE MATTERS SET FORTH ON EXHIBIT G AND (III) SELLER'S OWNERSHIP OR OPERATION OF THE PROPERTIES PRIOR TO THE EFFECTIVE TIME, REGARDLESS OF ANY NEGLIGENCE OF ACT OR OMISSION BY BUYER GROUP; PROVIDED, HOWEVER, THAT, EXCEPT WITH RESPECT TO THE MATTERS DESCRIBED ON EXHIBIT G, PROPER NOTICE UNDER
SECTION 8.5 SHALL HAVE BEEN SUBMITTED TO SELLER WITHIN NINE (9) MONTHS AFTER THE CLOSING DATE, AND FURTHER PROVIDED THAT BUYER SHALL BEAR SOLE RESPONSIBILITY FOR THE COSTS ASSOCIATED WITH ALL SUCH CLAIMS (IN AGGREGATE) UP TO TWO HUNDRED FIFTY THOUSAND DOLLARS (US $250,000). WITH RESPECT TO THE MATTERS DESCRIBED ON EXHIBIT G, THERE SHALL BE NO TIME LIMIT FOR BUYER TO ASSERT A CLAIM FOR INDEMNITY AND BUYER SHALL NOT BEAR RESPONSIBILITY FOR ANY OF THE COSTS ASSOCIATED WITH SUCH MATTERS.

     8.2 BUYER'S INDEMNITY OBLIGATIONS (EXCLUDING ENVIRONMENTAL CLAIMS) EXCEPT FOR ENVIRONMENTAL CLAIMS WHICH SHALL BE HANDLED IN ACCORDANCE WITH
SECTION 8.3, BUYER SHALL RELEASE SELLER AND SELLER'S AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES (COLLECTIVELY, THE "SELLER GROUP") FROM AND SHALL FULLY PROTECT, INDEMNIFY, AND DEFEND THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE CLAIMS BUT WHICH ARE ASSERTED BY BUYER RELATING TO, ARISING OUT OF, OR CONNECTED WITH (I) THE BREACH BY BUYER OF THE REPRESENTATIONS CONTAINED IN ARTICLE 11 HEREOF, (II) THE ASSUMED OBLIGATIONS AND (III) THE OWNERSHIP OR OPERATION OF THE PROPERTIES (A) PERTAINING TO THE PERIOD AFTER THE EFFECTIVE TIME, AND (B) PERTAINING TO THE PERIOD PRIOR TO THE EFFECTIVE TIME, UNLESS SUCH CLAIMS OR OCCURRENCES AND CONDITIONS SHALL HAVE BEEN SUBMITTED TO SELLER IN ACCORDANCE WITH THE NOTICE PROVISIONS HEREOF WITHIN NINE (9) MONTHS AFTER THE CLOSING DATE AND ARE IN THE AGGREGATE GREATER THAN TWO HUNDRED FIFTY THOUSAND DOLLARS (US $250,000). THIS INDEMNITY SHALL APPLY REGARDLESS OF ANY NEGLIGENCE OF ACT OR OMISSION BY SELLER GROUP.

     8.3 ENVIRONMENTAL CLAIMS. BUYER SHALL RELEASE SELLER GROUP AND SHALL FULLY PROTECT, INDEMNIFY, AND DEFEND SELLER GROUP FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS (SPECIFICALLY EXCLUDING, HOWEVER, THE NPDES CLAIM) AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY BUYER, RELATING TO, ARISING OUT OF OR CONNECTED WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES (I) PERTAINING TO THE PERIOD AFTER THE EFFECTIVE TIME, AND (II) PERTAINING TO THE PERIOD PRIOR TO THE EFFECTIVE TIME, UNLESS SUCH ENVIRONMENTAL CLAIMS OR OCCURRENCES AND CONDITIONS SHALL HAVE BEEN SUBMITTED TO SELLER IN ACCORDANCE WITH THE NOTICE PROVISIONS HEREOF WITHIN NINE (9) MONTHS AFTER THE CLOSING DATE AND ARE IN THE AGGREGATE GREATER THAN TWO HUNDRED FIFTY THOUSAND DOLLARS (US $250,000), IN WHICH CASE SELLER SHALL INDEMNIFY BUYER WITH RESPECT TO SUCH ENVIRONMENTAL CLAIMS AS PROVIDED IN SECTION
8.1 ABOVE.

     8.4 Asbestos and NORM. The parties acknowledge that the Properties may contain asbestos and/or NORM, and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of asbestos and NORM. Buyer agrees to assume any and all liability associated with or attributable to the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with or attributable to the Properties and shall conduct said activities in accordance with all applicable Laws.

     8.5 Notice and Cooperation. If a Claim is asserted against a party for which the party would be liable under the provisions of this Agreement, it is a condition precedent to the indemnifying party's obligations hereunder that the indemnified party gives the indemnifying party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified party, including a copy of the Claim (if it was a written Claim.) The indemnified party shall make a good faith effort to notify the indemnifying party within one
(1) month of receipt of a Claim and shall in all events effect such notice within such time as will allow the indemnifying party to defend against such Claim and no later than three (3) calendar months after receipt of the Claim by the indemnified party. The notice of a Claim given hereunder is referred to as a "Claim Notice."

     8.6    Defense of Claims.

          8.6.1 Counsel. Upon receipt of a Claim Notice, the indemnifying party may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense. If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it has liability. The indemnified party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified party shall be at the expense of the indemnified party unless otherwise agreed between the parties.

          8.6.2 Settlement. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (a) the time a response is due in the relevant litigation matter, or (b) three (3) calendar months after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense thereof, the indemnified party has the right to defend, at the sole expense of the indemnifying party, the Claim with counsel of its own choosing, subject to the right of the indemnifying party to assume the defense of any Claim at any time prior to settlement or final determination thereof at the indemnifying party's sole expense. In such event, the indemnified party shall send a written notice to the indemnifying party of any proposed settlement of any Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the thirty (30)-day period shall be deemed to be its rejection of such settlement. The indemnified party may settle any matter over the objection of the indemnifying party but shall in so doing be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying party has recognized its liability.

     8.7 WAIVER OF CERTAIN DAMAGES. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO SEEK, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND WITH RESPECT TO ANY CLAIM, OCCURRENCE, CONDITION OR DISPUTE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR BREACH HEREOF; PROVIDED, HOWEVER, THAT THIS PROVISION DOES NOT DIMINISH OR AFFECT IN ANY WAY THE PARTIES' RIGHTS AND OBLIGATIONS UNDER ANY INDEMNITIES PROVIDED FOR IN THIS AGREEMENT.

     8.8. LIMITATION ON INDEMNITIES. IN NO EVENT SHALL AN INDEMNIFYING PARTY HAVE ANY OBLIGATION OF INDEMNIFICATION TO THE OTHER PARTY, IF THE CLAIM, OCCURRENCE, CONDITION OR DISPUTE FOR WHICH INDEMNITY IS SOUGHT WAS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY AND/OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR AFFILIATES.

                    ARTICLE 9.  WARRANTIES AND DISCLAIMERS

     9.1 SPECIAL WARRANTY OF TITLE. SELLER SHALL WARRANT AND DEFEND TITLE TO THE PROPERTIES CONVEYED TO BUYER AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING THE PROPERTIES OR ANY PART THEREOF BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE, AND SUBJECT TO THE PERMITTED ENCUMBRANCES.

     9.2 DISCLAIMER - REPRESENTATIONS AND WARRANTIES. BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES ARE BEING SOLD, ASSIGNED AND CONVEYED FROM SELLER TO BUYER "AS-IS, WHERE-IS", AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY

DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS SET FORTH IN SECTION 9.1), THE QUALITY OF HYDROCARBON RESERVES, THE QUANTITY OF HYDROCARBON RESERVES, THE AMOUNT OF REVENUES, THE AMOUNT OF OPERATING COSTS, CONDITION (PHYSICAL OR ENVIRONMENTAL), QUALITY, COMPLIANCE WITH APPLICABLE LAWS, ABSENCE OF DEFECTS (LATENT OR PATENT), SAFETY, STATE OF REPAIR, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER EXPRESSLY RELEASES SELLER FROM THE SAME.

     9.3 DISCLAIMER - STATEMENTS AND INFORMATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ANY AND ALL LIABILITY AND RESPONSIBILITY FOR AND ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE RECORDS AND ANY OTHER INFORMATION PROVIDED AT ANY TIME (WHETHER ORAL OR WRITTEN) TO BUYER, ITS OFFICERS, AGENTS, EMPLOYEES AND REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING WITHOUT LIMITATION, QUALITY OF HYDROCARBON RESERVES, QUANTITY OF HYDROCARBON RESERVES, AMOUNT OF REVENUES, AMOUNT OF OPERATING COSTS, FINANCIAL DATA, CONTRACT DATA, ENVIRONMENTAL CONDITION OF THE PROPERTIES, PHYSICAL CONDITION OF THE PROPERTIES AND CONTINUED FINANCIAL VIABILITY OF THE PROPERTIES, AND BUYER EXPRESSLY RELEASES SELLER FROM THE SAME.

             ARTICLE 10.  SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer that on the date hereof and as of the Closing Date:

     10.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own and lease the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

     10.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     10.3 No Violations. The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

          (a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

          (b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities customarily obtained subsequent to the transfers of title);

          (c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) any order, judgment or decree of any governmental entity or tribal authority; or

          (d) Result in the creation or imposition of any lien or encumbrance upon the Properties.

     10.4 Absence of Certain Changes. Between the execution date hereof and the Closing Date, there have not been and there shall not be without Buyer's prior written consent:

          (a) A sale, lease or other disposition of any material part of the Properties;

          (b) A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

          (c) A contract or commitment to do any of the foregoing.

     10.5 Operating Costs. To the best of Seller's knowledge, all costs incurred in connection with operation of the Properties have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous sixty (60) Days or as to which Seller has not yet been billed or as to which Seller is disputing in good faith.

     10.6 Litigation and Other Disputes. Except the matters listed on Exhibit G (liability for which shall be retained by Seller), there is no action, suit or proceeding pending or, to the best of

Seller's knowledge, threatened against Seller or the Properties which would reasonably be expected to have a material adverse effect on Buyer or Buyer's interest in the Properties after Closing or to prevent the consummation of the transaction contemplated by this Agreement. For purposes of this provision, "material" means an impact of greater than Twenty-Five Thousand Dollars (US $25,000).

     10.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the best of Seller's knowledge, threatened against Seller.

     10.8 Material Contracts. To the best of Seller's knowledge, Exhibit F sets forth a list of the following contracts, agreements, and commitments to which any of the Properties are bound: (a) any agreement with any affiliate of Seller; (b) any agreement or contract of Seller for the sale, exchange or other disposition of Hydrocarbons produced from the Properties that is not cancelable without penalty on not more than 60 days prior written notice; (c) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in any of the Properties other than conventional rights of reassignment; (d) any tax partnership agreement of Seller affecting any of the Properties; (e) any operating agreement to which Seller's interests in any of the Properties is subject; (f) any agreement pursuant to which Seller has not consented to, or forfeited, its rights to participate in future oil and gas operations; (g) any agreement pursuant to which Seller has received an advance payment, prepayment or similar deposit, and has a refund obligation, with respect to any gas or products purchased, sold, gathered, processed or marketed by or for Seller out of the Properties, (h) any contract that requires Seller to expend more than $200,000 in any year in connection with the Properties; (i) any option to purchase or call on the Hydrocarbons produced from the Properties; and (j) any lease, title retention agreement, or security interest affecting any of the Equipment.

     10.9 Approvals and Preferential Rights. To the best of Seller's knowledge, except for those consents and approvals customarily obtained subsequent to the transfer of title, Exhibit J contains a complete and accurate list of all approvals, consents, filings and notifications required to be obtained, made or given by Seller for the assignment or transfer of the Properties (including, without limitation, the Permits) to Buyer and all preferential purchase rights that affect the Properties.

     10.10 Compliance with Law and Permits. Except for those matters set forth on Exhibit K hereto and such other matters as would not have a material adverse effect on the value of the Properties, to the best of Seller's knowledge, Seller and those third parties operating any portion of the Properties, (a) are in material compliance with all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Properties or the ownership or operation of any thereof; (b) have obtained all necessary governmental permits, licenses, approvals, consents, certificates and other authorizations with regard to the ownership or operation of the Properties and have maintained the same in effect and no material violations exist in respect of such permits, licenses, approvals, consents, certificates or authorizations; and (c) are not aware of any facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership or operation of any thereof that could reasonably be expected to give rise to any claim or assertion that Seller, the Properties or the ownership or operation of any thereof is not in material compliance with any applicable law, rule, regulation, ordinance, order, decision or decree of any governmental authority or with any term or conditions of any applicable permit, license, approval, consent, certificate or other authorization.

     10.11 Environmental Compliance. Except for those matters set forth on Exhibit K hereto and such other matters as would not have a material adverse effect on the value of the Properties, to the best of Seller's knowledge, Seller and those third parties operating any portion of the Properties, (a) have obtained and maintained in effect all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Properties ("Environmental Permits"); (b) are in material compliance with all applicable Environmental Laws and with all terms and conditions of all Environmental Permits, and all prior instances of noncompliance have been fully and finally resolved to the satisfaction of all governmental authorities with jurisdiction over such matters; (c) are not subject to any Environmental Claims arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof; (d) have not received any notice of any Environmental Claim or any violation, noncompliance or possible noncompliance with any Environmental Law or the terms or conditions of any Environmental Permit, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof; and (e) are not otherwise aware of any facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership or operation of any thereof, that could reasonably be expected to give rise to any Environmental Claim or any claim or assertion that Seller, the Properties or the ownership or operation thereof is not in compliance with Environmental Laws or the terms or conditions of any Environmental Permit.

     10.12 Status of Contracts. (a) All of the Material Contracts are in full force and effect, and (b) neither Seller nor, to the knowledge of Seller, any other party to the Material Contracts (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder to the extent that such breaches or defaults would have a material adverse impact on any of the Properties or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any Material Contract.

     10.13 Production Burdens, Taxes, Expenses and Revenues. To the best of Seller's knowledge, (a) all rentals, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Properties have been properly and timely paid, (b) all ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Properties or the production of Hydrocarbons from the Properties have been properly and timely paid, (c) all expenses payable by Seller under the terms of the Material Contracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency or are being contested in good faith in the ordinary course of business and (d) all of the proceeds from the sale of Hydrocarbons are being properly and timely paid to Seller by the purchasers of production without suspension or indemnity other than standard division order indemnities.

     10.14 Production Sales Matters. Except as set forth on Exhibit L, to the best of Seller's knowledge, (a) none of the purchasers under any production sales contracts is entitled to "makeup" or otherwise receive deliveries of Hydrocarbons without paying at the time of such deliveries the full contract price therefor by reason of payments made prior to the Effective Time; (b) none of the purchasers under any production sales contracts has exercised any economic out provision; (c) none of the purchasers under any production sales contracts has curtailed its takes of natural gas in violation of such contracts; (d) none of the purchasers under any production sales contracts has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-or-pay provisions or otherwise; and (e) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Properties in excess of the contract requirements.

     10.15 Capital Commitments. Exhibit M contains a complete and accurate list as of the date of this Agreement of (a) all authorities for expenditures ("AFEs") to drill or rework wells or for capital expenditures pursuant to any of the Material Contracts that have been proposed by any person on or after the Effective Time, whether or not accepted by Seller or any other person, and (b) all AFEs and oral or written commitments to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts that are equal to or greater than US $200,000 and for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

     10.16 Limitation on Representations. The representations contained in Sections 10.5 through 10.15 shall survive Closing for a period of nine (9) months after the Closing Date and shall thereupon terminate. Furthermore, the representations contained in Sections 10.5 through 10.15 are limited in scope to those matters that either occurred or that Seller received actual knowledge of during the time period extending from October 15, 1998 through the Closing Date.

              ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to Seller that on the date hereof and as of the Closing Date:

     11.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

     11.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     11.3 No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, do not:

          (a) Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

          (b) Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

          (c) Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority.

     11.4 SEC Disclosure. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

     11.5 INDEPENDENT EVALUATION. AS OF CLOSING, BUYER REPRESENTS THAT IT IS SOPHISTICATED IN THE EVALUATION, PURCHASE, OPERATION AND OWNERSHIP OF OIL AND GAS PROPERTIES AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREIN, BUYER HAS RELIED AND SHALL RELY SOLELY ON SELLER'S REPRESENTATIONS CONTAINED HEREIN AND ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AND HAS SATISFIED ITSELF AS TO THE PHYSICAL CONDITION AND ENVIRONMENTAL CONDITION OF THE PROPERTIES.

     11.6 BUYER'S RELIANCE. BUYER ACKNOWLEDGES AND AGREES THAT IT IS ENTITLED TO RELY ONLY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.

     11.7 Qualified Leaseholder. Buyer meets the area-wide bonding and any other bonding requirements of the Minerals Management Service and other governmental authorities, and, after the Closing, Buyer anticipates that it will continue to be able to meet such bonding requirements. Buyer is and, after the Closing, is expected to continue to be, otherwise qualified to own the Properties.

The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of federal oil, gas, and mineral leases in the Gulf of Mexico region, or to exceed any acreage limitation imposed by any law, statute, rule or regulation. Buyer is not aware of any fact that could reasonably be expected to cause the Minerals Management Service or other governmental authorities to fail to unconditionally approve the assignment of the Properties to Buyer.

                       ARTICLE 12. ADDITIONAL AGREEMENTS

     12.1 Covenants of Seller. From the date hereof until Closing, without first obtaining the consent of Buyer, Seller has not and will not:

          (a) waive any right of material value relating to the Properties;

          (b) convey, encumber, mortgage, pledge any of the Properties nor dispose of any of the Properties, other than the sale of production in the ordinary course of business and except as may be required in connection with the exercise of preferential rights affecting the Properties;

          (c) enter into, modify or terminate any contracts relating to the Properties;

          (d) vote to commit to any material project or material expenditure under any operating agreement affecting the Properties or elect to participate in any operation on the Properties requiring an expenditure of greater than Two Hundred Thousand Dollars (US $200,000) to Seller's interest, except to the extent required in an emergency to protect life or property from immediate harm or destruction; or

          (e) contract or commit itself to do any of the foregoing.

     12.2 Notice of Loss. From the date hereof until Closing, Seller shall promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Seller and in the aggregate exceeding Twenty-five Thousand Dollars (US $25,000) net to Seller's interest.

     12.3 Subsequent Operations. Seller makes no representations or warranties to Buyer as to the transferability or assignability of operatorship of the Properties. Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreement(s) and that operatorship of the Properties shall be decided in accordance with the terms of said agreement(s); provided, however, Seller agrees to provide reasonable assistance to Buyer (at no expense to Seller) in connection with Buyer's effort to be designated as operator of the Properties.

     12.4 Buyer's Assumption of Obligations. Except as otherwise expressly provided in this Agreement, Buyer agrees to assume and shall timely perform and discharge all duties and obligations of Seller insofar as the same relate to or arise out of Seller's interest in the Properties relating to the period of time after the Closing, including, without limitation, all duties and obligations of Seller under all the Material Contracts (the "Assumed Obligations"), and Buyer shall indemnify and hold Seller harmless from and against any and all liabilities of whatsoever nature arising out of Buyer's failure to properly perform or discharge the Assumed Obligations, except to the extent the same relate to the breach of any representation or warranty of Seller as set forth in and limited by this Agreement, or the breach of, or failure to perform or satisfy any covenant of Seller set forth in this Agreement. Buyer agrees to accept full responsibility for Seller's proportionate share of the costs and expenses associated with or attributable to the plugging and abandonment of all wells, and the removal of all equipment, platforms and facilities conveyed to Buyer under this Agreement and the remediation, restoration and clean up of the Properties. In conducting the duties and obligations contained in this Section 12.4, Buyer shall comply with the applicable Laws of all governmental entities and tribal authorities having appropriate jurisdiction. Buyer shall not assume
(i) any duties, obligations or liabilities with respect to or relating to any matter disclosed under, or that should have been disclosed, under Exhibit G and
(ii) any obligation of Seller to pay or discharge any refunds, including interest and penalties, if any, that may be imposed by any governmental authority arising from the sale of Hydrocarbons and operation of the Properties prior to the Effective Time.

     12.5 Records. Within thirty (30) Days after Closing, Seller shall furnish to Buyer all Records which are maintained by Seller, provided, however, that Seller is entitled to retain copies of any or all such Records and to retain as long as needed, the originals of any Records required in connection with any litigation or other proceedings listed on Exhibit G. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of six (6) years after the Closing Date and to afford Seller reasonable access to the Records as requested by Seller. If Buyer desires to dispose of any such Records prior to the end of the six (6) year period, Buyer shall offer in writing to Seller to deliver such Records to Seller; if Seller elects not to receive such Records or fails to respond to Buyer's notice within thirty (30) Business Days after receipt thereof, then Buyer may dispose of such Records within its discretion.

                            ARTICLE 13. ARBITRATION

     ANY DISPUTE ARISING UNDER THIS AGREEMENT ("ARBITRABLE DISPUTE") SHALL BE REFERRED TO AND RESOLVED BY BINDING ARBITRATION IN BIRMINGHAM, ALABAMA BY THREE
(3) ARBITRATORS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION; AND, TO THE MAXIMUM EXTENT APPLICABLE, THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES CODE). IF THERE IS ANY INCONSISTENCY BETWEEN THIS ARTICLE AND ANY STATUTE OR RULES, THIS ARTICLE SHALL CONTROL. ARBITRATION SHALL BE INITIATED (A) WITHIN THE APPLICABLE TIME LIMITS SET FORTH IN THIS AGREEMENT AND NOT THEREAFTER, PROVIDED THAT IF NO TIME LIMIT IS GIVEN, WITHIN THE TIME PERIOD ALLOWED BY THE APPLICABLE STATUTE OF LIMITATIONS, (B) BY ONE PARTY ("CLAIMANT") GIVING WRITTEN NOTICE TO THE OTHER OR ADVERSARIAL PARTY ("RESPONDENT") AND TO THE BIRMINGHAM REGIONAL OFFICE OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"), ATTENTION:

REGIONAL VICE PRESIDENT, WITH A COPY TO THE ADMINISTRATOR OF THE AAA, THAT THE CLAIMANT ELECTS TO REFER THE ARBITRABLE DISPUTE TO ARBITRATION, AND THAT THE CLAIMANT HAS APPOINTED AN ARBITRATOR, WHO SHALL BE IDENTIFIED IN SUCH NOTICE. THE RESPONDENT SHALL NOTIFY THE CLAIMANT AND THE AAA WITHIN TEN (10) DAYS AFTER RECEIPT OF CLAIMANT'S NOTICE, IDENTIFYING THE ARBITRATOR WHO THE RESPONDENT HAS APPOINTED. THE TWO (2) ARBITRATORS SO CHOSEN SHALL SELECT A THIRD ARBITRATOR WITHIN TEN (10) DAYS AFTER THE SECOND ARBITRATOR HAS BEEN APPOINTED. UPON FAILURE OF A PARTY TO ACT WITHIN THE TIME SPECIFIED FOR NAMING AN ARBITRATOR, SUCH ARBITRATOR SHALL BE APPOINTED BY THE ADMINISTRATOR'S DESIGNEE. SELLER SHALL PAY THE COMPENSATION AND EXPENSES OF THE ARBITRATOR NAMED BY OR FOR IT, BUYER SHALL PAY THE COMPENSATION AND EXPENSES OF THE ARBITRATOR NAMED BY OR FOR IT, AND SELLER AND BUYER SHALL EACH PAY ONE-HALF OF THE COMPENSATION AND EXPENSES OF THE THIRD ARBITRATOR, PROVIDED HOWEVER THAT ALL COSTS CAN BE ASSESSED AGAINST THE LOSING PARTY, IF THE ARBITRATORS SO DECIDE. ALL ARBITRATORS MUST BE NEUTRAL PARTIES WHO HAVE NEVER BEEN OFFICERS, DIRECTORS OR EMPLOYEES OF THE PARTIES OR ANY OF THEIR AFFILIATES, MUST HAVE NOT LESS THAN FIFTEEN (15) YEARS EXPERIENCE IN THE OIL AND GAS INDUSTRY, AND MUST HAVE A FORMAL FINANCIAL/ACCOUNTING, ENGINEERING OR LEGAL EDUCATION. THE HEARING SHALL BE COMMENCED WITHIN THIRTY
(30) DAYS AFTER THE SELECTION OF THE ARBITRATORS. THE PARTIES AND THE ARBITRATORS SHALL PROCEED DILIGENTLY AND IN GOOD FAITH IN ORDER THAT THE ARBITRAL AWARD SHALL BE MADE AS PROMPTLY AS POSSIBLE. THE INTERPRETATION, CONSTRUCTION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF TEXAS, AND TO THE MAXIMUM EXTENT ALLOWED BY LAW, IN ALL ARBITRATION PROCEEDINGS THE LAWS OF TEXAS SHALL BE APPLIED, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES. ALL STATUTES OF LIMITATION AND OF REPOSE THAT WOULD OTHERWISE BE APPLICABLE SHALL APPLY TO ANY ARBITRATION PROCEEDING. THE TRIBUNAL SHALL NOT HAVE THE AUTHORITY TO GRANT OR AWARD INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES.

                  ARTICLE 14. CONDITIONS PRECEDENT TO CLOSING

     14.1 Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

          14.1.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

          14.1.2 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

          14.1.3 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity (other than the parties hereto or any of their Affiliates, officers, directors, or employees) to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement.

     14.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent have been satisfied or have been waived by Buyer:

          14.2.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

          14.2.2 Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller at or prior to the Closing; and

          14.2.3 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity (other than the parties hereto or any of their Affiliates, officers, directors, or employees) to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement.

                            ARTICLE 15. TERMINATION

     15.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

          15.1.1  By the mutual written agreement of Seller and Buyer;

          15.1.2 By Seller if Buyer fails or refuses to Close in breach of this Agreement or if the conditions precedent to Seller's obligation to Close are unmet at the time set for Closing;

          15.1.3 By Buyer if Seller fails or refuses to Close in breach of this Agreement or if the conditions precedent to Buyer's obligation to Close are unmet at the time set forth Closing;

          15.1.4  By either Seller or Buyer pursuant to Article 7;

          15.1.5  By either Seller or Buyer pursuant to Section 5.2.3(b)(iv).

          15.1.6 By Seller if the Purchase Price would be adjusted downward by ten percent (10%) or more or by Buyer if the Purchase Price would be adjusted upward by ten percent (10%) in accordance with Article 4; or

          15.17 By either party (provided the terminating party is not then in breach of any provisions of this Agreement), if Closing shall not have occurred within sixty (60) days following the originally scheduled Closing Date.

     15.2   Effect of Termination.

          15.2.1 Except as provided in Section 15.2.2 below, if this Agreement is terminated in accordance with Section 15.1, such termination shall be without liability of either party or any Affiliate, officer, director, or employee of such party, except for Seller's obligation (if applicable) to return the Earnest Money Deposit, as provided in Article 3, the obligations to arbitrate any dispute arising from such termination and the obligations provided in Sections 15.3, 15.4, 15.5, and 17.3.

          15.2.2 If this Agreement is terminated because of Buyer's failure or refusal to Close in breach of this Agreement or because the conditions precedent to Seller's obligation to Close provided in Section 14.1 are unmet at the time set for Closing, Seller shall be entitled to retain the Earnest Money Deposit as liquidated damages to reimburse Seller for its out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement, unless any of the conditions precedent to Buyer's obligation to Close provided in Section 14.2 are also unmet at the time set for Closing, in which case Seller shall return the Earnest Money Deposit to Buyer.

     15.3 Dispute over Right to Terminate. If there is a dispute between the parties over either party's right to terminate this Agreement under Section 15.1, Closing shall not occur, as scheduled. The party which disputes the other party's right to terminate may initiate arbitration proceedings in accordance with Article 13 within thirty (30) Days after the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such arbitration proceeding. IF THE PARTY WHICH DISPUTES THE TERMINATION RIGHT DOES NOT INITIATE AN ARBITRATION PROCEEDING TO RESOLVE THE DISPUTE WITHIN THE TIME PERIOD SPECIFIED HEREINABOVE, SUCH PARTY SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO OBJECT TO SUCH TERMINATION.

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

     15.4 Return of Documents. If this Agreement is terminated, each party shall return to the party which owns or is otherwise entitled thereto all books, records, maps, files, papers and other property in such party's possession relating to the transaction contemplated by this Agreement.

     15.5 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement executed by Seller and Buyer, dated March 16, 1999, as amended by letter agreement dated May 24, 1999, shall remain in full force and effect.

                            ARTICLE 16. THE CLOSING

     16.1. Preliminary Closing Statement. At least five (5) Days prior to the Closing Date, Seller shall provide Buyer with a preliminary Closing statement setting forth the adjusted Purchase Price and wiring instructions designating the account or accounts to which the adjusted Purchase Price is to be delivered in accordance with Section 16.3.2. Within two (2) Business Days after receipt of the preliminary Closing statement from Seller, Buyer shall furnish Seller with Buyer's requested adjustments to such statement. Seller and Buyer shall attempt in good faith to resolve any differences between them, but if the parties are unable to agree, Seller's preliminary Closing statement shall be used for Closing.

     16.2 Obligations of Seller at Closing. At the Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

          16.2.1 Documents substantially in the form of the Assignment and Bill of Sale attached hereto as Exhibit C, conveying all of Seller's right, title and interests in and to the Properties. The Assignment and Bill of Sale shall be executed and acknowledged in five (5) multiple originals or such greater number as agreed between the parties;

          16.2.2 Evidence that all consents and approvals prerequisite to the sale and conveyance of the Properties (except for consents and approvals of governmental entities customarily obtained subsequent to the transfer of title or with respect to Properties which have been withdrawn from the transaction in accordance with the terms hereof) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties;

          16.2.3 A Certificate substantially in the form of Exhibit D, executed by an authorized officer of Seller, certifying as to the matters specified in Section 14.2.1;

          16.2.4 A Non-Foreign Affidavit substantially in the form of Exhibit E, executed by an authorized officer of Seller; and

          16.2.5 Such other instruments as are necessary to carry out Seller's obligations under this Agreement.

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

     16.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

          16.3.1 The Assignment and Bill of Sale referred to in Section 16.2.1, executed and properly acknowledged;

          16.3.2 The adjusted Purchase Price, less the Earnest Money Deposit, by wire transfer in accordance with Article 3;

          16.3.3 A Certificate substantially in the form of Exhibit D, executed by an authorized representative of Buyer, certifying as to the matters specified in Section 14.1.1.

          16.3.4 Evidence of compliance with all requirements, if any, of the Minerals Management Service and the states in which the Properties are located for the posting of plugging or other applicable bonds relating to the ownership or operation of the Properties; and

          16.3.5 Such other instruments as are necessary to carry out Buyer's obligations under this Agreement.

     16.4 Site of Closing. Closing shall be held in Seller's offices in Birmingham, Alabama or any other location mutually agreed in writing by Seller and Buyer.

                           ARTICLE 17. MISCELLANEOUS

     17.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

          If to Seller                  Energen Resources MAQ, Inc.
          by mail or hand delivery:     605 21st Street North
                                        Birmingham, Alabama 35203
                                        Attention: President

          If to Seller                  Energen Resources MAQ, Inc.
          by facsimile:                 Number: (205) 581-1858
                                        Attention: President

          If to Buyer                   Bellwether Exploration Company
          by mail or hand delivery:     1331 Lamar, Suite 1455
                                        Houston, Texas  77010-3039
                                        Attention: J. Darby Sere', President

          If to Buyer                   Bellwether Exploration Company
          by facsimile:                 Number: (713) 652-2916
                                        Attention: J. Darby Sere', President

     17.2 Conveyance Costs. Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all costs and fees associated therewith, including filing the assignment of the Properties with appropriate federal, state and local authorities as required by applicable Law. Promptly following Buyer's receipt of the recorded documents, Buyer shall furnish Seller with all recording data and evidence of all required filings.

     17.3 Brokers' Fees. Neither party has retained any brokers, agents or finders and none are affiliated with either party or authorized to act on behalf of either party in this matter. EACH PARTY AGREES TO RELEASE, PROTECT, INDEMNIFY, DEFEND AND HOLD THE OTHER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ANY COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY BROKER, AGENT OR FINDER CLAIMING BY, THROUGH OR UNDER SUCH PARTY.

     17.4 Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the parties to be conveyed by Buyer. From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description.

     17.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. UNLESS OTHERWISE EXPRESSLY LIMITED HEREIN, ALL REPRESENTATIONS, WARRANTIES, INDEMNITIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, TO THE EXTENT NOT FULLY PERFORMED OR WAIVED PRIOR TO CLOSING, SHALL SURVIVE THE CLOSING INDEFINITELY. THE PARTIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

     17.6 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

     17.7 Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the prior express written consent of the non-assigning party. Assignment of this Agreement by either party shall not relieve the assigning party of liability hereunder in the event of non-performance or breach of this Agreement by such party's assignee. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

     17.8 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

     17.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THIS PROVISION SURVIVES TERMINATION OF THIS AGREEMENT.

     17.10 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

     17.11 Public Announcements. Neither the Seller Group nor the Buyer Group (as defined in Article 8) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

     17.12 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

     17.13 DECEPTIVE TRADE PRACTICES. AS PARTIAL CONSIDERATION FOR THE PARTIES AGREEING TO ENTER INTO THIS AGREEMENT, THE PARTIES EACH CAN AND DO EXPRESSLY WAIVE THE PROVISIONS OF ALL CONSUMER PROTECTION LAWS OF THE STATE OF ALABAMA, OR ANY OTHER STATE, APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES; IT IS NOT THE INTENT OF THE PARTIES TO WAIVE AND THE PARTIES SHALL NOT WAIVE ANY APPLICABLE LAW OR PROVISION THEREOF WHICH IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS TO THE OTHER THAT SUCH PARTY HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

     17.14 Tax Deferred Exchange Election. Either party may elect to structure the conveyance of the Properties as part of an exchange under Article 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to execute all documents, conveyances or other instruments necessary to effectuate an exchange.

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

     17.16 Entire Agreement. This Agreement supersedes all prior negotiations, understandings, letters of intent and agreements (whether oral or written) and any contemporaneous oral agreements between the parties relating to the Properties and constitutes the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

     17.17 CONSPICUOUSNESS OF PROVISIONS. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE SET OUT IN "BOLD" SATISFY THE REQUIREMENT OF THE EXPRESS NEGLIGENCE RULE AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

     17.18 Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one valid and binding agreement.

     17.19 High Island Block 71. Notwithstanding any provisions herein to the contrary, this Agreement may be partially assigned on a limited basis to a third party identified by Buyer insofar only as to High Island Block 71 and the Properties directly related thereto (the "HI 71 Properties") at Buyer's option, upon written notice to Seller no later than three (3) Business Days prior the Closing Date. In the event Buyer elects to assign its rights hereunder with respect to the HI 71 Properties:

          (i) Buyer shall provide to Seller all pertinent information necessary for Seller to prepare the Assignment and Bill of Sale to be delivered to and executed by the third party, which Assignment and Bill of Sale shall be in the form attached hereto as Exhibit N;

          (ii) Exhibit A of this Agreement shall be amended to delete the HI 71 Properties from the description of the Properties to which this Agreement is subject and Buyer shall have no obligations to Seller with respect thereto; and

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

          (iii) Closing with the third party and Seller shall occur simultaneously with the Closing hereunder.

     The parties have executed this Agreement on the day and year first set forth above.

                              ENERGEN RESOURCES MAQ, INC.


                              By:  /s/ James T. McManus, II
                                 -----------------------------
                                    James T. McManus, II
                                    President

                              BELLWETHER EXPLORATION COMPANY


                              By:  /s/ J. Darby Sere'
                                 -----------------------------
                                    J. Darby Sere'
                                    President


     Energen Resources Corporation hereby joins in the execution of this Agreement for the sole purpose of evidencing its agreement to guarantee the obligations of Seller hereunder in the event, and only in the event, that Seller disposes of, in one or more transactions, fifty percent (50%) or more of its assets (excluding the sale of the Properties to Buyer) during the nine (9) month period following the Closing Date.

                              ENERGEN RESOURCES CORPORATION


                              By:  /s/ James T. McManus, II
                                 -----------------------------
                                    James T. McManus, II
                                    President

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